EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Strawberry Fields REIT Inc.

We hereby consent to the inclusion in the Registration Statement (the “Registration Statement”) on Form S-11 of Strawberry Fields REIT Inc. and its Predecessor (the “Company”) of our report, dated March 22, 2022, with respect to our audit of the consolidated balance sheets of the Company of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit) and cash flows, for each of the years in the three-year period ended December 31, 2021, and the related notes to the consolidated financial statements and Financial Statement Schedule III.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Hacker, Johnson & Smith PA

Tampa, Florida

March 25, 2022